EXHIBIT 99.1

                                [SIX FLAGS LOGO]

                   SIX FLAGS ANNOUNCES SECOND QUARTER RESULTS

      o     Second Quarter Adjusted EBITDA Increases 52% to $87.6 million

      o     Six Month Revenues Up 5%; Operating Costs and Expenses down 5%

      o     Six Month Adjusted EBITDA Improves by $45.4 million

New York, NY - August 4, 2008 - Six Flags, Inc. (NYSE: SIX) announced today its operating results for the second quarter and six months ended June 30, 2008.(1)

Three Month Results

Total revenues of $345.7 million increased 1% over the prior-year quarter, while total attendance declined 3% to 8.6 million, reflecting the timing of Easter, which was in the first quarter of 2008 versus the second quarter of 2007. On a year-to-date basis, attendance through June 30, 2008 was unchanged at 10.1 million.

Revenue growth for the second quarter reflected growth in sponsorship, licensing and other fees, which increased $5.2 million over the prior-year period to $14.5 million. This growth, combined with the increased guest spending, resulted in a 3% increase in total revenue per capita to $40.02 in the current quarter from $38.72 in the second quarter of 2007.

Increases in per capita guest spending, which grew $0.67 to $38.34, a 2% increase over the per capita guest spending of $37.67 for the second quarter of 2007, reflected higher food and beverage, rentals, admissions, parking and retail revenues.

Commenting on the Company's performance, Mark Shapiro, President and Chief Executive Officer of Six Flags, Inc., said: "Our performance reflects the growing momentum behind this Company after two years of repositioning our brand and reinventing the guest experience. While we still have a considerable portion of our season in front of us, I'm encouraged by the results, especially in the current economic climate."

The Company's net results from continuing operations improved by $150.7 million to income of $108.7 million from a loss of $41.9 million in the prior-year quarter. The income growth reflects a net gain from debt extinguishment of $107.7 million associated with the June 16, 2008 exchange of new senior unsecured notes issued by a subsidiary of the Company (the "New Notes") for certain Six Flags, Inc. senior unsecured notes. The Company's net results also benefitted from a $21.3 million reduction in operating costs and expenses, which decreased from $297.7 million in the prior-year second quarter to $276.4 million for the current-year quarter. Also included in the net income from continuing operations for the second quarter was a reduced minority interest in earnings primarily due to the Company's purchase of its partner's interest in Six Flags Discovery Kingdom in July of last year.

Adjusted EBITDA for the quarter improved by $30.1 million, or 52%, to $87.6 million compared to $57.5 million for the prior-year quarter.(2)

Six Month Results

For the six months ended June 30, 2008 (the "First Half 2008"), total revenues increased $19.6 million, or 5%, to $413.9 million from $394.3 million in the prior-year period.

First Half 2008 total revenue per capita increased $1.98, or 5%, to $41.04 from $39.06 in the prior-year period, reflecting increased per capita guest spending and sponsorship, licensing and other fees. Increased per capita guest spending of $1.13, or 3%, to $38.47 from $37.34 in the prior-year period was driven by increased admissions, food and beverages, rentals, retail and parking revenues. Sponsorship, licensing and other fees increased $8.6 million, or 50%, to $25.9 million, reflecting growth in international licensing fees and management fees.

Operating costs and expenses, including cost of sales, depreciation, amortization, stock-based compensation and loss on fixed assets, decreased $25.5 million to $440.9 million for the First Half 2008, compared to $466.4 million in the 2007 period. The key drivers of the change were reduced marketing expenses ($16.0 million), and lower labor and third party services costs ($8.1 million).

Net loss applicable to common stock for the First Half 2008 was $66.3 million, or $0.69 per share, compared to a net loss applicable to common stock of $226.9 million, or $2.40 per share in the prior-year period. The decreased net loss in the First Half 2008 of $160.6 million reflects the net gain on debt extinguishment of $107.7 million, increased revenues of $19.6 million, reduced operating costs and expenses of $25.5 million and reduced net interest expense of $9.9 million.

Adjusted EBITDA for the First Half 2008 of $34.5 million improved by $45.4 million over the prior-year period Adjusted EBITDA loss of $10.9 million, reflecting increased revenues and reduced operating costs and expenses.

Mr. Shapiro added: "We're building long-term value by creating new diversified revenue streams while maintaining efficient cost and capital expenditure programs. The track we're on through July positions us to be free cash flow positive this year for the first time in the Company's history."

Cash and Liquidity

As of June 30, 2008, the Company had $66.3 million in unrestricted cash and $86.8 million available (after reduction for outstanding letters of credit of approximately $28.2 million) on its $275 million revolving credit facility. The Company remains comfortable with its current cash and liquidity position, especially given it performance through July.

The Company previously announced that its Board of Directors determined not to declare and pay quarterly dividends on its outstanding PIERS for the quarters ended May 15, 2008 and August 15, 2008. Under the terms of the PIERS, dividends are not required to be paid currently. The Company's deficit in stockholders' equity, the overall state of the financial markets and the fact that unpaid dividends accumulate on an interest-free basis, were factors the Board of Directors considered in reaching its decision.

Conference Call

The Company will host a teleconference for analysts and investors today at 5:00 PM Eastern. Participants in the call will include President and Chief Executive Officer, Mark Shapiro, and Executive Vice President and Chief Financial Officer, Jeffrey R. Speed.

The teleconference will be broadcast live to all interested persons as a listen-only Web cast on http://investors.sixflags.com/. The Web cast will be archived for one year.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 20 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting edge, record-shattering roller coasters and appointment programming with events like the popular Thursday and Sunday Night Concert Series. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics - families, teens, tweens and thrill seekers alike - with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                    # # #

Media Contact:  Sandra Daniels - (212) 652-9360       Investor Relations:
William Schmitt - (203) 682-8200

----------
(1) Reported results from continuing operations for all periods presented exclude park operations in Buffalo, New York; Columbus, Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington. These parks have been classified as discontinued operations. As of April 6, 2007, the sales of all of the above-named parks were completed. Also excluded from continuing operations for all periods are results from our park in New Orleans, Louisiana, which has been closed since August 2005 due to damage caused by Hurricane Katrina. During the current-year second quarter, the Company decided that it will not resume operations in New Orleans and has classified the park as a discontinued operation.

(2) See the following tables and Note 2 to the tables for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

                                 Six Flags, Inc.
                Three and Six Months Ended June 30, 2008 and 2007
                    (In Thousands, Except Per Share Amounts)

Statements of Operations (1)                         Three Months Ended               Six Months Ended
                                                          June 30,                        June 30,
                                                ----------------------------    ----------------------------
                                                    2008            2007            2008            2007
                                                ------------    ------------    ------------    ------------
Revenue                                         $    345,683    $    343,629    $    413,907    $    394,281

Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and (gain) loss on fixed assets)                    239,661         261,070         361,532         389,248
Depreciation                                          33,912          33,543          67,995          66,977
Amortization                                             280             326             560             576
Stock-based compensation                               2,631           1,957           6,223           4,407
(Gain) loss on fixed assets                              (63)            830           4,591           5,165
                                                ------------    ------------    ------------    ------------
Income (loss) from operations                         69,262          45,903         (26,994)        (72,092)
                                                ------------    ------------    ------------    ------------
Interest expense (net)                                45,527          50,047          91,979         101,904
Minority interest in earnings                         20,562          24,504          19,966          14,531
Equity in operations of investees                       (130)            221           1,786             518
Net (gain) loss on debt extinguishment              (107,743)         11,103        (107,743)         11,103
Other (income) expense                                  (420)             85           2,881             190
                                                ------------    ------------    ------------    ------------
Income (loss) from continuing operations
 before income taxes                                 111,466         (40,057)        (35,863)       (200,338)
Income tax expense                                    (2,753)         (1,880)         (4,474)         (2,195)
                                                ------------    ------------    ------------    ------------
Income (loss) from continuing operations
 before discontinued operations                      108,713         (41,937)        (40,337)       (202,533)

Discontinued operations                              (14,122)         (3,451)        (14,976)        (13,416)
                                                ------------    ------------    ------------    ------------
Net income (loss)                               $     94,591    $    (45,388)   $    (55,313)   $   (215,949)
                                                ============    ============    ============    ============
Net income (loss) applicable to
  common stock                                  $     89,099    $    (50,880)   $    (66,298)   $   (226,934)
                                                ============    ============    ============    ============

Per share - basic:
     Income (loss) from continuing operations   $       1.06    $      (0.50)   $      (0.53)   $      (2.26)
     Discontinued operations                    $      (0.14)   $      (0.04)   $      (0.16)   $      (0.14)
                                                ------------    ------------    ------------    ------------
Net income (loss)                               $       0.92    $      (0.54)   $      (0.69)   $      (2.40)
                                                ============    ============    ============    ============

Per share - diluted:
     Income (loss) from continuing operations   $       0.72    $      (0.50)   $      (0.53)   $      (2.26)
     Discontinued operations                    $      (0.09)   $      (0.04)   $      (0.16)   $      (0.14)
                                                                                ------------    ------------
Net income (loss)                               $       0.63    $      (0.54)   $      (0.69)   $      (2.40)
                                                ============    ============    ============    ============

                               Balance Sheet Data
                                 (In Thousands)

Balance Sheet Data                         June 30, 2008      December 31, 2007
                                           -------------      -----------------
Cash and cash equivalents
  (excluding restricted cash)               $    66,269          $    28,388
Total assets                                  3,044,960            2,945,319

Current portion of long-term debt               169,771               18,715
Long-term debt (excluding current
  portion)                                    2,118,088            2,239,073

Redeemable minority interests                   434,360              415,350
Mandatory redeemable preferred
  stock                                         286,186              285,623

Total stockholders' deficit                    (293,038)            (252,620)

Consolidated Leverage Ratio (2)                    4.11                 N/A
Restricted Subsidiary Leverage Ratio (2)           5.91                 N/A

                                                     Three Months Ended               Six Months Ended
                                                          June 30,                        June 30,
                                                ----------------------------    ----------------------------
                                                    2008            2007            2008            2007
                                                ------------    ------------    ------------    ------------
Other Data:
Adjusted EBITDA (3)                             $     87,601    $     57,519    $     34,494    $    (10,934)
Weighted average shares
  outstanding - basic                                 97,319          94,708          96,505          94,680
Weighted average shares
  outstanding - diluted                              155,202          94,708          96,505          94,680
Net cash provided by (used in)
  operating activities                          $     61,897    $     26,158    $    (27,649)   $    (73,202)

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA for the periods shown (in thousands):

                                                     Three Months Ended               Six Months Ended
                                                          June 30,                         June 30,
                                                ----------------------------    ----------------------------
                                                    2008            2007            2008            2007
                                                ------------    ------------    ------------    ------------
Net income (loss)                               $     94,591    $    (45,388)   $    (55,313)   $   (215,949)
Discontinued operations                               14,122           3,451          14,976          13,416
Income tax expense                                     2,753           1,880           4,474           2,195
Other (income) expense                                  (420)             85           2,881             190
Net (gain) loss on debt extinguishment              (107,743)         11,103        (107,743)         11,103
Equity in operations of investees                       (130)            221           1,786             518
Minority interest in earnings                         20,562          24,504          19,966          14,531
Interest expense (net)                                45,527          50,047          91,979         101,904
(Gain) loss on fixed assets                              (63)            830           4,591           5,165
Amortization                                             280             326             560             576
Depreciation                                          33,912          33,543          67,995          66,977
Stock-based compensation                               2,631           1,957           6,223           4,407
Third party interest in EBITDA
  of certain operations (4)                          (18,421)        (25,040)        (17,881)        (15,967)
                                                ------------    ------------    ------------    ------------
Adjusted EBITDA                                 $     87,601    $     57,519    $     34,494    $    (10,934)
                                                ============    ============    ============    ============

                                      NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) Under the terms of the $400,000,000 12 1/4% Senior Notes of Six Flags Operations, Inc. ("New Notes"), we must disclose on a quarterly basis the Leverage Ratio and Restricted Subsidiary Leverage Ratio, both as defined in the terms of the New Notes.

(3) Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), other (income) expense, net (gain) loss on debt extinguishment, equity in operations of investees, minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, (gain) loss on fixed assets minus interests of third parties in EBITDA of the four parks, plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(4) Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, which we purchased in July 2007), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.